UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2024

AppTech Payments Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39158	65-0847995
(Commission File Number)	(IRS Employer Identification No.)

5876 Owens Ave, Suite 100

Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	APCX	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $4.15	APCXW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2024, AppTech Payments Corp. (the “Company”) issued a press release announcing the departure of Luke D’Angelo as Chief Executive Officer and Executive Director of the Company and the appointment of Thomas DeRosa to serve as Interim Chief Executive Officer of the Company until the Board appoints a replacement. Additionally announced was the departure of Meilin Yu “Julia Yu” as Chief Financial Officer and Treasurer of the Company and the appointment of Felipe A. Corrado to serve as Chief Financial Officer and Treasurer of the Company. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Resignation - Chief Executive Officer

On December 24, 2024, Luke D’Angelo resigned as Chief Executive Officer and Executive Director of AppTech Payments Corp. (the “Company”). The resignation of Mr. D’Angelo was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. D’Angelo will continue his employment as Chairman of the Company’s Board of Directors.

Termination of Employment - Chief Financial Officer and Treasurer

On December 24, 2024, Meilin Yu’s “Julia Yu” employment with and service as Chief Financial Officer and Treasurer of AppTech Payments Corp. (the “Company”) was terminated without cause. The termination of Ms. Yu was not due to a disagreement with the Company on any matter relating to the Company's operations, policies, or practices.

Appointment of Interim Chief Executive Officer

On December 24, 2024, the Company’s Board of Directors appointed Thomas DeRosa to serve as Interim Chief Executive Officer of the Company. In this capacity, he will serve as the Company’s Chief Executive Officer until, when, and if the Board appoints a replacement.

Thomas DeRosa, age 61, has served as Executive Director of Product & Project Management since August 2023. He brings over 40 years of experience in building and leading technology teams and a distinguished track record as a CEO driving successful launches, turnarounds, and business transformations. At AppTech, he has played a key role in acquisitions, restructuring core teams, and ensuring financial alignment while consistently delivering strategic vision and operational excellence through his expertise in technology and leadership.

Appointment of Chief Financial Officer and Treasurer

On December 24, 2024, the Company’s Board of Directors appointed Felipe A. Corrado IV to serve as Chief Financial Officer and Treasurer of the Company. In this capacity, Mr. Corrado will serve as the Company’s principal financial and accounting officer.

Mr. Corrado, age 45, has been a Management Consultant at AppTech since 2021. Mr. Corrado has over two decades of experience as an owner/operator, CFO, management consultant, financial analyst, practicing CPA, and auditor. His areas of expertise include financial due diligence/quality of earnings, forensic, fraud, restructurings, corporate turnarounds, corporate investigations, litigation support and economic damage calculation engagements on behalf of private equity investors, lenders, attorneys, and public and private companies. As a consultant, he has performed diligences on over 150 acquisitions and financing deals across the U.S., South America, Central America, Mexico, Asia and Canada. He spent years with Walt Disney Records earlier in his career, honing his financial modeling and analysis skills. Prior to working for The Walt Disney Company, he worked for PricewaterhouseCoopers, LLP, auditing and consulting for multiple venture capital, private equity, hedge, and mutual fund clients. Most recently, Felipe worked as a Senior Manager in the transaction advisory services for BDO, LLP, and consulted for a publicly traded company on NASDAQ.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTECH PAYMENTS CORP.

Date: December 30, 2024	By:	/s/ Thomas DeRosa
Thomas DeRosa
Chief Executive Officer

3